CONTACT: JOSEPH A. CANNON      KEN C. JOHNSEN
Chairman and CEO               Executive Vice President         [LOGO OMITTED]
Phone:  (801) 227-9166         Phone: (801) 227-9321
Fax:  (801) 227-9075           Fax: (801) 227-9141

P.O. Box 2500
Provo, Utah 84603






PRESS RELEASE


                              GENEVA STEEL COMPANY
                ANNOUNCES CONFIRMATION OF PLAN OF REORGANIZATION


      VINEYARD, UTAH, NOVEMBER 21, 2000: Geneva Steel Company announced today that its Plan of Reorganization was confirmed by the United States Bankruptcy Court for the District of Utah on November 21, 2000. The objective of the Plan is to restructure the Company's balance sheet to (i) significantly strengthen the Company's financial flexibility throughout the business cycle; (ii) fund required capital expenditures and working capital needs; and (iii) fulfill those obligations necessary to facilitate emergence from Chapter 11. The Plan was proposed jointly by the Company and the Official Committee of Bondholders in the Company's Chapter 11 case. It was also supported by the Official Committee of Unsecured Creditors.

      When consummated, the Plan will significantly reduce the Company's debt burden and provide additional liquidity. The Company's prebankruptcy unsecured creditors will receive, in lieu of cash payments, substantially all of the common stock of the Company and the right to purchase convertible preferred stock. The elimination of substantially all of the Company's prepetition debt will significantly deleverage the Company. The prebankruptcy holders of the Company's common and preferred stock will not receive a distribution under the Plan.

      The Plan involves new financings in the form of a $110 million term loan that is guaranteed 85% by the United States government, and a $125 million revolving line of credit. The Company will also offer $25 million in convertible preferred stock to its unsecured creditors. As a part of its amended plan, the Company will release a standby purchaser for $10 million of the offering. The standby purchaser for the remaining $15 million has informed the Company that it believes it is released from its standby commitment. Consequently, there can be no assurance that any proceeds will be raised through the convertible preferred stock offering.

      The Company, with Citicorp USA, filed an application on January 31, 2000, for a U.S. government loan guarantee under the Emergency Steel Loan Guarantee Program. The application sought an 85% guarantee for the $110 million term loan incorporated into the Plan. The Emergency Steel Loan Guarantee Board extended an offer of guarantee to Citicorp USA on June 30, 2000, which it has recently confirmed.

      The Plan remains subject to consummation, which involves financial closings on the contemplated financings and the fulfillment of other conditions. The Company expects to close the financings in early December.

      "We believe that the Plan will achieve our stated objectives and position Geneva as a strong competitor. Although the Chapter 11 process has been difficult, it has allowed the Company to address the financial issues that made us vulnerable to market disruptions," said Joseph A. Cannon, chairman and chief executive officer of the Company.

      The Company is represented by the firms of Cadwalader, Wickersham & Taft and LeBoeuf, Lamb, Greene & MacRae LLP, as bankruptcy counsel, and The Blackstone Group, L.P., as financial advisor.

      There can be no assurance at this time that the Plan will be consummated, or that the Plan will achieve the objectives described above. Similarly, there can be no assurance that the financings contemplated by the Plan can actually be obtained on terms favorable to the Company, or at all.

      This press release may be deemed to contain certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases, the Disclosure Statement submitted with respect to the Plan, or the Company's Securities and Exchange Commission filings. Actual results may vary materially.

      Geneva Steel is an integrated steel mill operating in Vineyard, Utah. The Company manufactures steel plate, hot-rolled coil, pipe and slabs for sale primarily in the Western and Central United States.




                                      [End]


o For Immediate Release
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